Exhibit 10.2

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”) is entered into as of June 19, 2014 between LSI SACO TECHNOLOGIES INC. (the “Borrower”), with an address at c/o LSI Industries Inc., 10000 Alliance Road, Cincinnati, Ohio 45242, Attn: Chief Financial Officer, and PNC BANK CANADA BRANCH (the “Bank”), with an address at 130 King Street West, Suite 2140, Toronto, Ontario, Canada, M5X 1E4, Attn: Caroline Stade.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.     Credit Facilities; Facility Fee; Margin.

1.1.     Loans. The Bank has made or may make one or more loans (collectively, the “Loans”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loans shall be used by the Borrower for general corporate purposes including acquisitions permitted hereunder. As of the date hereof, the Loans include a revolving credit loan (the “Revolving Loan”) in the principal amount of up to US$5,000,000. The Loans are or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Bank, which may set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

1.2.     Letters of Credit. The Borrower may request that the Bank, in lieu of cash advances, issue trade or standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) under the Revolving Loan in face amount in the aggregate at any time outstanding not to exceed US$500,000. The availability of advances under the Revolving Loan shall be reduced by the face amount of each Letter of Credit issued and outstanding. For purposes of this Agreement, the “face amount” of any Letter of Credit shall include any automatic increases in face amount under the terms of such Letter of Credit, whether or not any such increase in face amount has become effective. Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than the Expiration Date (as defined in the Note evidencing the Revolving Loan) of the Revolving Loan (the “Final LC Expiration Date”). Each payment by the Bank under a Letter of Credit shall constitute an advance of principal under the Revolving Loan and shall be evidenced by the Note evidencing the Revolving Loan. The Letters of Credit shall be governed by the terms of this Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (collectively, the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. This Agreement is not a pre-advice for the issuance of a letter of credit and is not irrevocable. The Borrower shall pay the Bank’s standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees and expenses therefore as shall be required by the Bank. In addition, the Borrower shall pay to the Bank a fee (the “Letter of Credit Commission”), calculated daily (on the basis of a year of 365 days), on the amount available to be drawn at such time under all Letters of Credit issued and outstanding under the Revolving Loan (including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing) each day at a rate equal to the LIBOR Applicable Margin per annum. The Letter of Credit Commission shall be payable quarterly in arrears on the first day of each fiscal quarter during which any Letter of Credit is outstanding and on the Final LC Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission, as calculated above, shall be increased by three percent (3.00%) per annum.

1.3.     Facility Fee. If, for any calendar quarter, the sum of the average daily outstanding balance of the Revolving Loan and the face amount of outstanding Letters of Credit does not equal the maximum facility amount of the Revolving Loan, then Borrower shall pay to the Bank a fee at a rate equal to 0.15% per annum on the amount by which the maximum facility amount of the Revolving Loan exceeds such sum. Such fee shall be payable to the Bank in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

1.4.     Applicable Margin.

(a)     The Borrower shall pay interest on the Loans in accordance with the Note. As used in the Note, the “LIBOR Applicable Margin” with respect to the Loans shall be defined and determined as follows:

Leverage Ratio	LIBOR Applicable Margin
< 1.00 to 1.00	1.50%
≥ 1.00 to 1.00 and ≤ 1.50 to 1.00	1.65%
> 1.50 to 1.00	1.90%

(b)     The Leverage Ratio shall be calculated in the manner set forth in Section 4.10. All adjustments to the LIBOR Applicable Margin based on the Leverage Ratio shall be effective prospectively on the first day of the fiscal quarter following the submission of the quarterly financial statements to the Bank for the prior fiscal quarter in accordance herewith. No downward adjustments shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Event of Default, provided that such downward adjustment shall be made on the first day of the quarter after the date on which the applicable Event of Default shall have been waived by the Bank in writing.

(c)     If the quarterly financial statements are not timely delivered to the Bank for the end of the applicable fiscal quarter in accordance with Section 4.2, the LIBOR Applicable Margin shall be conclusively presumed to equal the highest LIBOR Applicable Margin specified in the pricing table set forth above until the date of delivery of such quarterly financial statements and the related compliance certificate, on which date the rate will be adjusted prospectively based upon the Leverage Ratio reflected in such quarterly financial statements. The application of the foregoing shall not be deemed a waiver of any rights the Bank may have as a result of the failure by the Borrower to deliver such financial statements or any related compliance certificate.

(d)     In the event of any discrepancy between the computation of the Leverage Ratio for a particular quarter based upon the quarterly financial statements for such quarter and the related annual financial statements furnished pursuant to Section 4.3, the computation based on such annual financial statements shall govern retroactive to the date as to which such adjustment applies. In the event of a retroactive correction in favor of the Bank, the amount of interest thereby overdue and payable by the Borrower shall be paid to the Bank within five (5) days after the date of such retroactive correction. In the event of a retroactive correction of the Leverage Ratio in favor of the Borrower, the amount of interest overpaid by the Borrower shall be applied as a credit against any fees, charges, interest or principal payments then due hereunder or to become due hereunder in the order determined by the Bank. The Borrower’s calculation of the Leverage Ratio shall not be binding upon the Bank. The Bank may, in its reasonable discretion, elect to separately calculate the Leverage Ratio and the Bank’s calculation shall control in the event of any discrepancy.

1.5.     Related Line of Credit. If the $30,000,000 revolving credit facility made available by PNC Bank, National Association to LSI Industries Inc. terminates or expires prior to the Expiration Date specified in the Note (as such Expiration Date may be extended in writing from time to time), the Bank’s loan commitments hereunder will be deemed terminated and the Borrower will prepay the Loans in full on such termination or expiration date.

2.     Security. The security for repayment of the Loans shall include but not be limited to the guaranties, collateral and other security documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of the Loans, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all reasonable costs and reasonable expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees of outside counsel and expenses (hereinafter referred to collectively as the “Obligations”). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loans be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.     Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.     Existence, Power and Authority. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or as it is then carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents to which it is a party, all necessary action to authorize the execution and delivery of such Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents as they relate to the Borrower.

3.2.     Financial Statements. The most recent quarterly and annual financial statements of LSI Industries Inc., an Ohio corporation (the “Parent”), as delivered to the Bank, are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of operations of the Parent and its subsidiaries (including the Borrower) for the period specified therein. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes included therein.

3.3.     No Material Adverse Change. Since the date of the Parent’s most recent quarterly and annual financial statements delivered to the Bank, neither the Borrower nor the Parent has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower or the Parent.

3.4.     Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors (or comparable governing body) or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5.     No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.     Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent quarterly and annual financial statements delivered to the Bank, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) inventory sold in the ordinary course of business, and (iii) those liens or encumbrances, if any, expressly permitted by Section 5.2 or specified on the Addendum.

3.7.     Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to its knowledge, threatened against the Borrower, which would reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to it for any action, suit, proceeding or investigation which would reasonably be expected to result in such a material adverse change. All such pending and threatened litigation against it is listed on the Addendum.

3.8.     Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9.     Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) it has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10.     Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as defined below), including, without limitation, all Environmental Laws in jurisdictions in which it owns or operates, or has owned or operated, a facility or site, stores assets, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of its knowledge, threatened against the Borrower, any real property which it holds or has held an interest or any past or present operation of it. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of its knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other Person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11.     Intellectual Property. The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of it.

3.12.     Regulatory Matters. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13.     Solvency. As of the date hereof and after giving effect to the transactions contemplated by this Agreement and the related loan documents, (i) the aggregate value of the assets the Borrower will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

3.14.     Disclosure. Neither this Agreement nor any of the related Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as it can now foresee, would reasonably be expected to materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

3.15.     Subsidiaries and Partnerships. Each Subsidiary of the Borrower, and each partnership or joint venture to which the Borrower is a party, is identified on Schedule 3.15. Unless otherwise specified on Schedule 3.15, the Borrower owns 100% of the issued and outstanding equity interests or partnership interest (as applicable) of each Subsidiary and partnership listed on Schedule 3.15. Neither the Borrower nor any Subsidiary has any outstanding options, warrants or contracts to issue capital stock, membership interests or partnership interests of any kind. As used in this Agreement, “Subsidiary” means either (i) any corporation or limited liability company more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the affected Person or one or more Subsidiaries or such Person, or by the affected Person and one or more Subsidiaries, or (ii) any other Person which is so owned or controlled. Unless otherwise specified, a reference to a “Subsidiary” will mean a Subsidiary of the Borrower.

4.     Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, it will:

4.1.     Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and it will make available to the Bank for examination copies of any reports, statements and returns which it may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.     Quarterly Financial Statements. Furnish the Bank within forty-five (45) days after the end of each fiscal quarter internally prepared financial statements of the Parent, with respect to such fiscal quarter, which financial statements will: (a) be in reasonable detail and in form reasonably satisfactory to the Bank, (b) be accompanied by a certificate as to compliance with applicable financial covenants (including detailed calculations thereof) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take, (c) include a balance sheet as of the end of such period, an income statement for such period and a statement of cash flows for such period, (d) include prior year comparisons and (e) be on a consolidated basis for the Parent, its subsidiaries (including the Borrower) and any entity into which the Parent’s financial information is consolidated in accordance with GAAP.

4.3.     Annual Financial Statements. Furnish the Bank within ninety (90) days after the end of each fiscal year of the Parent annual audited financial statements which will: (a) include a balance sheet as of the end of such fiscal year, an income statement for such year, and a statement of cash flows for such fiscal year; (b) be on a consolidated basis with the Parent, its subsidiaries (including the Borrower) and any entity into which the Parent’s financial information is consolidated in accordance with GAAP; (c) be accompanied by a certificate as to compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take, and (d) contain the unqualified opinion of an independent certified public accountant reasonably acceptable to the Bank and its examination will have been made in accordance with generally accepted auditing standards.

4.4.     Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion.

4.5.     Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6.     Insurance. Maintain, with financially sound and reputable insurers reasonably acceptable to the Bank, property and liability insurance with respect to its business generally, and its properties against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated, and provide evidence of such insurance to the Bank promptly upon request. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.7.     Compliance with Laws. Comply in all material respects with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8.     Bank Accounts; Banking Services. Establish and maintain with the Bank substantially all of its depository, investment, operating and disbursement accounts and its treasury management arrangements.

4.9.     Environmental Indemnification. The Borrower shall defend and indemnify the Bank and hold the Bank harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including interest on any of the foregoing) and reasonable attorneys’ fees, suffered or incurred by the Bank which arise, result from or in any way relate to a breach or violation by the Borrower of any Environmental Law, either prior to or subsequent to the date hereof, including the assertion or imposition of any lien or security interest on the Borrower’s assets, or which relate to or arise out of any claim, suit, notice, order, demand or other communication made by any Person with respect to the Borrower relating to environmental matters, except to the extent that the subject of indemnification is caused by or arises out of the gross negligence or willful misconduct of the Bank or its agents or employees. The Borrower’s obligations hereunder shall survive the termination of this Agreement and the repayment of the Obligations.

4.10.     Financial Covenants; Definitions.

(a)     Consolidated Tangible Net Worth. The Borrower shall cause the Parent to maintain Consolidated Tangible Net Worth greater than or equal to the sum of $105,000,000 plus (i) an amount equal to 50% of the Parent’s Consolidated net income (if positive) for each fiscal quarter ending after June 30, 2014 plus (ii) one hundred percent (100%) of the proceeds of each Equity Offering occurring after June 30, 2014 after having deducted from the gross proceeds of such Equity Offering all costs and fees associated therewith.

(b)     Leverage Ratio. The Borrower shall cause the Parent to maintain a Leverage Ratio of not more than 2.00 to 1.00 as of the end of each fiscal quarter, on a historical rolling four quarters basis.

As used in this Agreement:

“Consolidated” means the consolidation in accordance with GAAP of the items as to which such term applies.

“Consolidated EBITDA” means, for the relevant period, the sum of the Parent’s (i) Consolidated net income, (ii) Consolidated income tax expense, (iii) Consolidated interest expense, (iv) Consolidated depreciation and amortization expenses and (v) other Consolidated non-cash expenses for the Parent, all determined in accordance with GAAP; provided that there shall be excluded from Consolidated net income any extraordinary items of gain or loss (including, without limitation, those items created by mandated changes in GAAP).

“Consolidated Indebtedness” means all of the Parent’s Indebtedness determined on a Consolidated basis.

“Consolidated Tangible Net Worth” means, for the relevant period, on a Consolidated basis: (i) the sum of the amounts appearing on the balance sheet of such entity as (a) the stated value of all outstanding stock and (b) capital, paid-in and earned surplus; less (ii) the sum of (a) the deficit in any surplus or capital account, including treasury stock, (b) the amount of any write-up subsequent to 1999 in the book value of any asset owned on such date resulting from the revaluation thereof subsequent to such date or any write up of any asset in excess of the costs of the assets acquired, (c) any amounts by which patents, trademarks, trade names, organizational expenses and other intangible items of similar nature and goodwill appear on the asset side of such balance sheet, (d) any amounts at which shares of the capital stock of the Parent appear on the asset side of such balance sheet, all as of the last day of the month previous to such particular time, and (e) any amounts for advances to shareholders, directors, officers, employees or Affiliates of the Parent which appear on the asset side of the balance sheet, except those made in the ordinary course of business.

“Equity Offering” means the public or private issuance of capital stock of the Parent other than that: (i) pursuant to an employee or director stock option plan, employee stock purchase plan, 401(k) plan, or other employee benefit arrangement, or (ii) issued solely for acquiring a Person as permitted under the Parent Loan Agreement.

“Indebtedness” means, without duplication: (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services; and (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities; provided, however, that Indebtedness shall not include accounts payable incurred in the ordinary course of business or accruals, made in accordance with GAAP, for liabilities for expenses incurred in the ordinary course of business, if those accounts payable or accrued liabilities do not constitute or represent obligations to repay borrowed money.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) the Parent’s Consolidated Indebtedness to (ii) the Parent’s Consolidated EBITDA for the immediately preceding four fiscal quarters treated as a single accounting period.

“Parent Loan Agreement” means the Amended and Restated Loan Agreement of even date herewith between the Bank and the Parent, as amended, supplemented, restated or otherwise modified from time to time.

“Permitted Liens” means (i) liens for taxes not yet due and payable; (ii) liens in connection with any proceeding which is currently being contested in good faith and for which no foreclosure proceedings, attachments or proceedings in aid of execution have been commenced; (iii) liens in favor of the Bank or any affiliate of the Bank; (iv) liens securing leases of personal property and (v) liens by a bank on deposit accounts of the Borrower at such bank that arise by operation of law.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, unincorporated organization, association, government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.

4.11.     Additional Reports. Promptly upon discovery, provide written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any condition, event, omission or act which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower which, if adversely determined, would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as each such term is defined in ERISA) or (iv) any other event or circumstance which would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower.

5.     Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, it will not:

5.1.     Indebtedness. Create, incur, assume or permit to exist or remain outstanding any Indebtedness, except for:

(a)     Any Indebtedness owed by the Borrower to the Bank or to PNC Bank, National Association;

(b)     Indebtedness of the Borrower existing on the Closing Date to remain outstanding and unpaid after the Closing Date and listed on Schedule 5.1 and any extensions, renewals or refinancings thereof;

(c)     Rental and lease payments for personal property in the ordinary course of the Borrower’s business; and

(d)     Indebtedness secured by Permitted Liens.

5.2.     Liens and Encumbrances; Negative Pledge. Create, assume, incur or suffer to exist any lien, security interest or other encumbrance upon any of their respective assets and properties, whether tangible or intangible, whether now owned or in existence or hereafter acquired or created and wherever located, nor acquire nor agree to acquire any assets or properties subject to a lien, security interest or other encumbrance, except for Permitted Liens. The Borrower shall not make or enter into any agreement (other than agreements with the Bank or PNC Bank, National Association) for the benefit of any Person not to grant liens or security interests.

5.3.     No Limitation on Dividends and Distributions. Enter into or otherwise be bound by any agreement not to pay dividends to the Parent.

5.4.     Merger or Transfer of Assets. Liquidate or dissolve, or merge, amalgamate or consolidate with or into any Person, or sell, lease, transfer or otherwise dispose of all or a substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.

5.5.     Acquisitions. Make acquisitions of all or substantially all of the property or assets of any Person without the prior written approval of the Bank (which approval will not be unreasonably withheld).

5.6.     Guarantees. Guarantee, endorse or become contingently liable for the obligations of any Person, except in connection with the endorsement and deposit of checks for collection in the ordinary course of business.

5.7.     Loans or Advances. Purchase or hold beneficially any stock, other securities or evidence of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit (other than trade credit in the ordinary course of business) to, or make any investment or acquire any interest whatsoever in, any other Person, except for the investments (if any) held by the Borrower and disclosed on the financial statements of the Parent delivered to the Bank.

6.     Events of Default. The occurrence of any of the following will be deemed to be an “Event of Default”:

6.1.     Covenant Default. A default in the performance of any of the covenants or agreements contained in this Agreement and the failure or inability of the Borrower to cure such default within 30 days after the occurrence thereof; provided that such 30 day grace period will not apply to: (a) any default which in the Bank’s good faith determination is incapable of cure, (b) any default that has previously occurred, (c) any default in any financial covenants or any negative covenants, or (d) any failure to maintain insurance or to permit inspection of the books and records of the Borrower.

6.2.     Breach of Warranty. Any financial statement, representation, warranty or certificate made or furnished by to the Bank in connection with this Agreement or the other Loan Documents shall be false, incorrect or incomplete when made.

6.3.     Other Default. The occurrence of any Event of Default as defined in the Note or any of the other Loan Documents.

Upon the occurrence and during the continuation of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (all of which are cumulative and not exclusive) available at law or in equity.

7.     Conditions. The Bank’s obligation to close and make any advance under the Loans is subject to the conditions that as of the date of closing and each such advance:

7.1.     No Event of Default. No Default or Event of Default shall have occurred and be continuing; and

7.2.     Receipt of Documents. The Bank shall have received the Loan Documents and such other instruments, agreements, and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, all in form and substance acceptable to the Bank.

8.     Expenses. The Borrower agrees to pay the Bank (i) upon the execution of this Agreement, and otherwise on demand, all reasonable costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and (ii) all reasonable costs and expenses incurred by the Bank in connection with any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loans, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of outside counsel, expenses for auditors, appraisers and consultants, lien searches, recording and filing fees and taxes.

9.     Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loans by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

10.     Miscellaneous.

10.1.     Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.     Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

10.3.     Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.     Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which notice may be given by electronic mail). No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.     Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6.     Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8.     Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.

10.9.     No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by the Borrower, any Guarantor or any other Person as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of any of the Loans.

10.10.     Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loans. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any Person which may succeed to or participate in all or any part of the Bank’s interest in the Loans.

10.11     Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court located in Hamilton County, Ohio; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, or against any security or property of the Borrower, within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12.     WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK EACH ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

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The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the Borrower and the Bank have executed and delivered this Loan Agreement as of the date first set forth above.

BORROWER:

LSI SACO TECHNOLOGIES INC.

By:     /s/ Ronald S. Stowell

       Ronald S. Stowell

       Treasurer and Secretary

BANK:

PNC BANK CANADA BRANCH

By:     /s/ Bill Hines, Regional President – Canada

       Per Caroline Stade

       Senior Vice President

ADDENDUM to that certain Loan Agreement dated as of June 19, 2014 (the “Agreement”) between LSI SACO TECHNOLOGIES INC. (the “Borrower”) and PNC BANK CANADA BRANCH (the “Bank”). Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

3.1. Existence, Power and Authority. None

3.2. Financial Statements. None

3.3. No Material Adverse Change. None

3.4. Binding Obligations. None

3.5. No Defaults or Violations. None

3.6. Title to Assets. None

3.7. Litigation. None

3.8. Tax Returns. None

3.9. Employee Benefit Plans. None

3.10. Environmental Matters. None

3.11. Intellectual Property. None

3.12. Regulatory Matters. None

3.13. Solvency. None

3.14. Disclosure. None

Schedule 3.15 - Equity Interests; Subsidiaries & Partnerships. None

Schedule 5.1 – Existing Indebtedness. Indebtedness to the Bank or to PNC Bank, National Association